                                                                    Exhibit 5.10

                [BOWLES RICE MCDAVID GRAFF & LOVE LLP LETTERHEAD]


                                             May 25, 2004


Greenbrier Emergency Physicians, Inc.
Health Care Alliance, Inc.
Kelly Medical Services Corporation
Medical Services, Inc.
1900 Winston Road
Knoxville, Tennessee  37919

   Re: Registration Statement on Form S-4
       ----------------------------------


Ladies and Gentlemen:

         We are issuing this opinion letter in our capacity as special West Virginia legal counsel to Greenbrier Emergency Physicians, Inc, Health Care Alliance, Inc., Kelly Medical Services Corporation and Medical Services, Inc., each a West Virginia corporation, (the "Registrants"), in connection with the proposed registration by Team Health, Inc. (the "Issuer") and the Registrants of $180,000,000 in aggregate principal amount of the Issuer's 9% Senior Subordinated Exchange Notes due 2012 (the "Exchange Notes") pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement." We have been advised that the obligations of the Issuer under the Exchange Notes will be guaranteed by the Registrants and the other guarantors in accordance with the terms of the Indenture (the "Guarantees"). The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture (as amended and supplemented from time to time, the "Indenture"), dated as of March 23, 2004, by and among the Issuer, the Registrants and the other Guarantors party thereto and The Bank of New York, as trustee. We have been advised that the Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of the Issuer's unregistered 9% Senior Subordinated Notes due 2012 (the "Old Notes"), of which $180,000,000 in aggregate principal amount is outstanding.

         In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the articles of incorporation

Greenbrier Emergency Physicians, Inc.
Healthcare Alliance, Inc.
Kelly Medical Services Corporation
Medical Services, Inc.
May 25, 2004
Page 2


and bylaws of each of the Registrants as are currently in effect, (ii) minutes and records of the corporate proceedings of each of the Registrants with respect to the authorization and approval of the Indenture, (iii) the Indenture, (iv) the Registration Statement, (v) the forms of Notes and (vi) such other records, certificates and documents as we have deemed necessary or appropriate in order to deliver the opinions set forth herein.

         For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants, the legal capacity of natural persons, and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others.

         We have represented the Registrants only in connection with the preparation and delivery of this letter in connection with the Indenture and, as a result, are not familiar with the business, operations, properties or activities of the Registrants or any contractual obligations, instruments, agreements, laws, rules, regulations, orders or decrees applicable to the Registrants or any of their business or properties or activities. We have not undertaken any research for purposes of determining whether the Registrants or any of the transactions that may occur in connection with the Indenture is subject to any law or other governmental requirement other than to those laws and requirements which in our experience would generally be recognized as applicable both to general business corporations that are not engaged in regulated business activities and to transactions of the type contemplated by the Indenture.

         Our opinions expressed below are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, and (iv) West Virginia securities laws.

         Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:
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Greenbrier Emergency Physicians, Inc.
Healthcare Alliance, Inc.
Kelly Medical Services Corporation
Medical Services, Inc.
May 25, 2004
Page 3

         (1) Each of the Registrants has the requisite corporate power and authority to execute and deliver the Indenture and to perform its obligations thereunder.

         (2) The execution and delivery of the Indenture by each of the Registrants and the performance of its obligations thereunder, has been duly authorized by each such Registrant, and does not conflict with the articles of incorporation, bylaws or any applicable provision of West Virginia law or require any consent of any West Virginia governmental authority.

         We hereby consent to the filing of this opinion as Exhibit 5.10 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission.

         Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of West Virginia and the West Virginia case law decided thereunder as it presently exists, and we express no opinion as to the laws of any other state, federal laws of the United States of America, or other jurisdiction.

         We render no opinion as to whether any of the Registrants are in compliance with the West Virginia Medical Practice Act (West Virginia Code
Section 30-3-1 et seq.) or as to the effect that non-compliance therewith would have upon the performance by the Registrants of the transactions that may occur in connection with the Indenture or the conduct by the Registrants of their respective business activities.

         This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of West Virginia be changed by legislative action, judicial decision or otherwise.


                                   Sincerely,

                                   Bowles Rice McDavid Graff & Love LLP

                                   /s/ Bowles Rice McDavid Graff & Love LLP